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                                                                 Exhibit 10.12


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), entered into as of the 11th day of February, 1999, is by and between Cytation.com Incorporated, a New York corporation (the "Company") and Richard A. Fisher ("Fisher").

                                   WITNESSETH:

     WHEREAS, the Company is engaged primarily in the business of hosting and administering proprietary on-line enterprise learning solutions and related services; and

     WHEREAS, Fisher is currently employed by the Company as Chairman of the Board and General Counsel; and

     WHEREAS, the Company desires that Fisher continue in the employment of the Company and Fisher desires to continue to be employed by the Company.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties do hereby agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "BASE SALARY" means the aggregate annual amount paid by the Company for base salary as provided in Section 3(a) hereof.

     "BOARD" means the Board of Directors of the Company.

     "CAUSE" means, as determined in good faith by two-thirds of the Board, (1) Fisher's material and irreparable breach of this Agreement, (2) Fisher's gross negligence in the performance of any of his material duties and responsibilities hereunder; (3) Fisher's willful dishonesty or fraud with respect to the business or affairs of the Company; (4) Fisher's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Fisher.

     "CHANGE IN CONTROL" means (i) a consolidation or merger of the Company with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which the stockholders of the Company immediately prior to the transaction will maintain voting control or own at least 50% (in each case, in substantially the same proportion as before such event) of the resulting entity after the transaction;
(ii) any corporate reorganization, including an exchange offer, in which the Company shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which the stockholders of the Company immediately prior to the transaction will maintain voting control or own at least 50% (in each case, in substantially the

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same proportion as before such event) of the resulting entity after the transaction; or (iii) the sale of a substantial portion of the Company's assets, which shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to more than 75% of the total fair market value of all the assets of the Company.

     "COMMON SHARES" means shares of the Company's common stock, $.001 par value.

     "COMPLETE DISABILITY" means Fisher's qualification for benefits under the long-term disability insurance policy described in Section 3(f) hereof.

     "DESIGNATED BENEFICIARY" means the person(s) designated by Fisher to the Board to be his beneficiary under this Agreement in the event of his death. If no beneficiary has been designated, or the designated beneficiary has predeceased Fisher, the Designated Beneficiary shall be Fisher's estate.

     'EMPLOYMENT DATE" means February 11, 1999.

     "GOOD REASON" means (i) a material and adverse change in Fisher's title, status, authority, duties, function or benefits; (ii) any reduction in Fisher's Base Salary or the failure to pay Fisher's Base Salary for a period of more than 90 days; (iii) the relocation of Fisher's principal place of employment to a location outside of the State of Rhode Island; or (iv) a material breach by the Company of its obligations hereunder.

     "INITIAL TERM" means the three (3) year period beginning on the Employment Date and ending on the third anniversary thereof.

     "SEVERANCE" means (i) Base Salary at the rate in effect at the time of the event triggering the Company's obligation to pay Severance, (ii) the acceleration of vesting of all options held by Fisher to purchase Company stock, and the extension of the exercise period of all such options until the second anniversary of the date of termination; and (iii) for as long as Fisher shall be living during the period for which he is entitled to Severance, the continuation of the benefits described in Sections 3(d)-(g) hereof. In the event that Fisher is not eligible for continued participation in the health insurance plan in which Fisher was participating at the time of termination, the Company shall pay the full cost of comparable coverage (determined without regard to cost).

     "SUBSEQUENT TERM" means the three (3) year period beginning immediately following the expiration of the Initial Term and ending on the third anniversary thereof.

     "TERRITORY" means the United States of America.

     "TRADE SECRET, PROPRIETARY OR CONFIDENTIAL INFORMATION" means any and all confidential, trade secret and/or proprietary information of the Company or its clients, including


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without limitation financial information, projected budgets, marketing strategies, past performances, client lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, flowcharts, software programs, data, systems, techniques, business acquisition plans, inventions and research projects and other business affairs or any other documents or materials, whether or not reduced to tangible form, pertaining to the business of Company.

     2.   EMPLOYMENT AND DUTIES.

     (a) Effective as of the Employment Date, the Company hereby agrees to employ Fisher as General Counsel of the Company. As such, Fisher shall have the responsibilities, duties and authority reasonably accorded to and expected of such position. Fisher will report directly to the Board and carry out its directives to him. Fisher shall also serve as Chairman of the Board, and shall serve as a member of Executive Committee of the Board and/or any other committee of the Board as the Board may request.

     (b) Fisher hereby agrees to accept the employment, directorship, responsibilities and duties described in subparagraph (a) above as of the Employment Date upon the terms and conditions herein contained. Fisher agrees to devote substantially all of his business and productive time, skill, attention and efforts to promote and further the business of the Company. In all aspects of his employment and directorship, Fisher shall faithfully adhere to, execute and fulfill all directives, policies and standards established by the Company.

     (c) Fisher shall not, during the term of Fisher's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity substantially interferes with Fisher's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Fisher from making personal investments in such form or manner as will neither require Fisher's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.

     3. COMPENSATION. For all services rendered by Fisher, the Company shall compensate Fisher as follows:

     (a) BASE SALARY. Effective as of the Employment Date, Base Salary payable to Fisher shall be $175,000. Provided that the Company shall have raised in excess of $7,000,000 of new equity capital after the Employment Date and prior to January 1, 2000, effective as of January 1, 2000, Base Salary shall be increased to $200,000, and effective as of January 1, 2001, Base Salary shall be increased to $225,000. Subsequent increases in Base Salary shall be determined by the Board. Base Salary shall be paid in accordance with the Company's standard payroll procedures.

     (b) BONUS AND/OR PERFORMANCE COMPENSATION. Bonus and/or other performance compensation may be payable to Fisher at the discretion of the Board.


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     (c)  STOCK OPTIONS. Effective as of the Employment Date, the Company agrees to award Fisher an option to purchase 400,000 Common Shares at an exercise price equal to $4.00 per share. Twenty-five percent (25%) of such option (i.e. 100,000 Common Shares) (hereinafter referred to as the "Class A portion") shall become vested in 13 equal installments on the first day of each calendar quarter beginning April 1, 1999, except that the last installment shall vest on the third anniversary of the Employment Date. Notwithstanding the foregoing, the Class A portion shall become immediately exercisable in full if the closing bid of the Common Shares equals or exceeds $15.00 for five consecutive trading days. The remaining seventy-five percent (75%) of such option (i.e. 300,000 Common Shares) (hereinafter referred to as the "Class B portion") shall become exercisable on the third anniversary of the Employment Date; provided, however, if prior to the third anniversary of the Employment Date, but after June 7, 1999, (i) the closing bid of the Common Shares equals or exceeds $10.00 per share for five consecutive trading days, then one third (1/3) of such Class B portion shall become immediately exercisable, (ii) the closing bid of the Common Shares equals or exceeds $12.50 per share for five consecutive trading days, then two-thirds (2/3) of the Class B portion (cumulatively) shall be immediately exercisable; and (iii) the closing bid of the Common Shares equals or exceeds $15.00 per share for five consecutive trading days, then the Class B portion shall be immediately exercisable in full. In addition, the option shall become immediately exercisable in full upon (xi) the consummation of a Change in Control, (xii) the occurrence of an event resulting in a Company obligation to pay Fisher Severance as provided in Section 5 hereof, (xiii) Fisher's death, or
(xiv) Fisher's Complete Disability. The option shall have a term of 10 years except as otherwise provided in Section 5 hereof. As soon as practicable after the Employment Date, the Company shall cause the offering of the option and the Common Shares covered by such option to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement.

     (d) WELFARE AND RETIREMENT BENEFITS. During the term of Fisher's employment with the Company, at no cost to Fisher, the Company shall provide Fisher with family coverage under the health insurance plan chosen by Fisher from the plans offered to the Company's regular full-time employees. Fisher may participate in such additional employee benefit plans, including but not limited to 401(k), pension, and dental insurance plans, as the Company makes available generally to executives of the Company.

     (e) LIFE INSURANCE. During the term of Fisher's employment with the Company, the Company will continue to pay the premiums with respect to that certain Northwestern Mutual whole life insurance policy owned by Fisher as of the date hereof, paying a death benefit in the amount of $600,000.

     (f) LONG-TERM DISABILITY INSURANCE. During the term of Fisher's employment with the Company, the Company will secure and maintain a long-term disability insurance policy with respect to Fisher providing for benefits of not less than $5,000 per month for 60 months.

     (g) AUTOMOBILE. During the term of the Fisher's employment with the Company, the Company will provide Fisher with a monthly automobile allowance of $1,000.


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     (h)  VACATION. During the term of the Fisher's employment with the Company,
Fisher will be allowed up to five (5) weeks of paid vacation during each calendar year. Unused vacation during any calendar year may not be carried over into a succeeding calendar year.

     (i) DIRECTORS AND OFFICERS INSURANCE. During the term of Fisher's employment with the Company, the Company shall use its best efforts to insure Fisher for all acts and services he performs and provides hereunder and agrees to indemnify him for any losses, costs, claims, damages and expenses that he may incur as a result of his employment activities hereunder which are neither willful nor grossly negligent to the fullest extent permitted under law.

     (j) BUSINESS EXPENSES. During the term of Fisher's employment with the Company, the Company will reimburse Fisher for the costs of cell phone and home fax operation, and an Internet telephone line. The Company will reimburse Fisher for the ordinary and necessary business travel, lodging, meal and entertainment expenses he reasonably incurs in furtherance of the business activities of the Company. The Company's agreement under this subparagraph (j) is subject to Fisher's substantiation and reporting of such expenses in accordance with Company policy and applicable federal and state income tax laws.

     4.   NON-COMPETITION AGREEMENT.

     (a) Fisher will not, during the period of Fisher's employment by or with the Company, and for a period of one (1) year immediately following the termination of Fisher's employment under this Agreement, for any reason whatsoever, directly or indirectly, for Fisher or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

               (i) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial, consulting or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which offers any services or products in direct competition with Company within the Territory;

               (ii) call upon any person who is, at that time, within the Territory, an employee of the Company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Company;

               (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a client of Company within the Territory for the purpose of soliciting or selling products or services in direct competition with Company within the Territory;

               (iv) call upon any prospective acquisition candidate, on Fisher's own behalf or on behalf of any competitor, which candidate was, to Fisher's actual knowledge after due inquiry, either called upon by Company or for which Company made an acquisition analysis, for the purpose of acquiring such entity;


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          or

               (v) induce or attempt to induce any person known by Fisher to be a customer, supplier, or business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between the Company and any person known by Fisher to be a customer, supplier, licensee, or business relation of the Company.

     Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Fisher from acquiring as an investment not more than one percent (1 %) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

     (b) Because of the difficulty of measuring economic losses to Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Company for which Company would have no other adequate remedy, Fisher agrees that the foregoing covenants may be enforced by Company in the event of breach by Fisher, by injunctions and restraining orders.

     (c) The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     (d) Fisher acknowledges that the covenants in this Section 4 (i) are agreed to by Fisher as an inducement for and in consideration of the Company's entering into this Agreement, and (ii) contain limitations as to time, geographic area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Company.

     (e) Fisher agrees that all of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, that Company shall be the beneficiary of and have the right to enforce such covenants, and that the existence of any claim or cause of action of Fisher against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the period of one (1) year following termination of employment stated at the beginning of this Section 4, during which the agreements and covenants of Fisher made in this Section 4 shall be effective, shall be computed by excluding from such computation any time during which Fisher is in violation of any provision of this Section 4.

     5.   TERM AND TERMINATION.


     (a) TERM. Fisher's employment pursuant to this Agreement shall begin on the Employment Date, and shall terminate upon the expiration of the Initial Term, unless extended as



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provided in subparagraph (b) below. Notwithstanding the foregoing, this
Agreement shall immediately terminate upon the occurrence of the following events: (i) Fisher's death; (ii) Fisher's Complete Disability; (iii) Fisher's resignation with or without Good Reason; or (iv) termination of Fisher's employment by the Company with or without Cause.

     (b) EXTENSION OF AGREEMENT. If neither the Company nor Fisher have given written notice to the other that this Agreement shall not be renewed at the end of the Initial Term at least sixty (60) days prior to the expiration thereof, then Fisher's employment under this Agreement shall be automatically extended for the Subsequent Term unless sooner terminated as herein provided. In the event that the Company does not renew this Agreement through the Subsequent Term, Executive will receive Severance for one (1) year after expiration of the Initial Term. That portion of Severance attributable to Base Salary shall be paid, at the election of the Company, in equal monthly installments through the end of the one (1) year severance period, or in a single lump sum payment made not more than 30 days after the expiration of the Initial Term. In the event that Fisher does not renew this Agreement through the Subsequent Term, any unvested portion of the option described in Section 3(c) hereof shall terminate upon the expiration of the Initial Term, and any vested portion of such option shall terminate if not exercised within 90 days of the expiration of the Initial Term.

     (c) DEATH. If Fisher dies while in the employ of the Company, the Company will pay to Fisher's Designated Beneficiary Base Salary accrued through the date of death. The option described in Section 3(c) hereof shall become immediately exercisable in full. Such option shall terminate if not exercised within one (1) year after the date of death.

     (d) COMPLETE DISABILITY. In the event of Fisher's Complete Disability, the Company will pay Fisher Base Salary accrued through the date of Complete Disability. The option described in Section 3(c) hereof shall become immediately exercisable in full. Such option shall terminate if not exercised within one (1) year after the date of Complete Disability.

     (e)  EXECUTIVE RESIGNATION; COMPANY TERMINATION WITHOUT CAUSE.

     (i) Either Fisher or the Company may terminate this Agreement for an reason without Cause by providing the other party at least five (5) business days advance written notice of termination.

     (ii) Upon termination of this Agreement by Fisher other than for Good Reason, Fisher shall be entitled to receive Base Salary accrued through the date of termination. Any unvested portion of the stock option described in Section 3(c) hereof shall terminate immediately, and any vested portion of such option shall terminate if not exercised within 90 days of termination.


     (iii) Upon termination of this Agreement by Fisher for Good Reason, or by the Company without Cause, Fisher will receive Severance until the later of (i) the expiration of the Initial Term or Subsequent Term, as applicable, or (ii) one (1) year after the date of termination. That portion of Severance attributable to Base Salary shall be paid at the election of the Company in equal monthly installments through the end of the severance period or in a single lump sum



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payment not more than thirty (30) days after termination of this Agreement.
Fisher shall have no obligation to seek or obtain other employment and the failure to seek or obtain other employment shall not reduce in any way the Company's obligations under this Section 5(e)(iii).

     (f) TERMINATION FOR CAUSE. In the event the Company terminates Fisher's employment for Cause, Fisher shall be entitled to Base Salary accrued through the date of termination, but shall be entitled to no further rights or benefits hereunder. Any unvested portion of the stock option described in Section 3(c) hereof shall terminate immediately, and any vested portion of such option shall terminate if not exercised within 90 days of termination.

     6. RETURN OF COMPANY PROPERTY. All records, files, business plans, financial statements, manuals, memoranda, lists, designs, patents, and other property delivered to or compiled by Fisher by or on behalf of Company or any of its representatives, vendors or clients which pertain to the business of Company shall be and remain the property of Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Company which is collected by Fisher shall be delivered promptly to the Company without request by it upon termination of Fisher's employment.

     7. INVENTIONS AND WORKS. Fisher shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, and any and all works of authorship (including computer software), whether copyrightable or not, which are conceived or made by Fisher, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of Company and which Fisher conceives as a result of Fisher's employment by the Company. Fisher hereby assigns and agrees to assign all Fisher's interests therein to the Company or its nominee. Whenever requested to do so by the Company, Fisher shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain copyright registration or Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     8. TRADE SECRET, PROPRIETARY AND CONFIDENTIAL INFORMATION. Fisher acknowledges and agrees that during the course of Fisher's employment with the Company, Fisher may learn about, develop or be entrusted with Trade Secret, Proprietary and Confidential Information. The Company has in the past and will in the future use reasonable efforts to keep secret the Trade Secret, Proprietary and Confidential Information. Fisher expressly acknowledges and agrees that unless the Trade Secret, Proprietary and Confidential Information becomes publicly known through legitimate means not involving an act or omission by Fisher: (i) the Trade Secret, Proprietary and Confidential Information is, and at all times shall remain, the sole and exclusive property of the Company unless it shall become publicly known in the Company's business without any involvement on Fisher's part; (ii) Fisher shall use the utmost diligence to guard and protect the Trade Secret, Proprietary and Confidential-Information from disclosure to any other person or entity except in the scope of the discharge of his duties to the Company; (iii) Fisher shall not use for his own benefit, or for the benefit of any other person or entity other than the Company, and shall not disclose, directly or indirectly, to any other person


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or entity, any of the Trade Secret, Proprietary and Confidential Information
except in the scope of the discharge of his dudes to the Company; and (iv) except in the scope of the discharge of his duties to the Company, Fisher shall not seek or accept any of the Trade Secret, Proprietary and Confidential Information from any former, present, or future employee of the Company.

     9. NO PRIOR AGREEMENTS. Fisher hereby represents and warrants to the Company that the execution of this Agreement by Fisher and Fisher's employment by the Company and the performance of Fisher's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Fisher agrees to indemnify the Company for any claim, including, but not limited to, attorneys fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Fisher and such third party which was in existence as of the date of this Agreement.

     10. ASSIGNMENT; BINDING EFFECT. Fisher understands that Fisher has been selected for employment by the Company on the basis of Fisher's personal qualifications, experience and skills. Fisher agrees, therefore, that Fisher cannot assign all or any portion of Fisher's performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     11. NO GUARANTEE OF EMPLOYMENT. This Agreement does not create any obligation of the Board to accept any proposed venture capital investment, or any guarantee that an Employment Date will occur. In the event that Fisher is employed by the Company in any capacity prior to an Employment Date, the terms of this Agreement shall not apply.

     12. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. Fisher has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Fisher and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Fisher, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To the Company:    Cytation.com Incorporated
                        809 Aquidneck Avenue
                        Middletown, RI 02842



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     To Fisher:         Richard A. Fisher
                        337 Rumstick Road
                        Barrington, RI 02806

     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received if earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

     14. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

     15. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or performance hereof will be settled by arbitration in accordance with the laws of the State of Delaware by an arbitrator mutually agreed upon by the Company and Fisher. If an arbitrator cannot be agreed upon, the Company and Fisher shall each choose an arbitrator, and these two together shall select a third arbitrator. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator will be appointed by the American Arbitration Association in Providence, Rhode Island. Such arbitration will be conducted in the City of Providence in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Paragraph 15. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Delaware.

     17. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  CYTATION.COM INCORPORATED


                                  By: /s/ Kevin J. High
                                      ------------------------------------------
                                  Title: President
                                         ---------------------------------------



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                                  Richard A. Fisher


                                  /s/ Richard A. Fisher
                                  ----------------------------------------------
                                  Richard A. Fisher




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